Exhibit 10-19

ASTEC INDUSTRIES, INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

1. Purpose.  The purpose of the Astec Industries, Inc. Amended and Restated Non-Employee Directors Stock Incentive Plan is to attract, retain and compensate highly-qualified individuals who are not employees of Astec Industries, Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with competitive compensation and an equity interest in the Company. The Company intends that the Plan will benefit the Company and its shareholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Common Stock and will closely associate the interests of Non-Employee Directors with that of the Company's shareholders.

2. Defined Terms.  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

"Annual Retainer" means the regular annual retainer payable by the Company to a Participant for service as a director of the Company pursuant to Section 6 of the Plan, as such amount may be changed from time to time.  Annual Retainers shall be paid in cash, unless a Participant elects instead to receive shares of Common Stock or deferred shares of Common pursuant to Article 6 hereof in payment of his or her Annual Retainer.

"Annual Stock Award" has the meaning set forth in Section 8(a) of the Plan.

"Board" means the Board of Directors of the Company.

"Company" means Astec Industries, Inc., a Tennessee corporation.

"Committee" has the meaning assigned such term in Section 3 of the Plan.

"Common Stock" means the common stock, par value $0.20 per share, of the Company.

"Deferral Termination Date" has the meaning set forth in Section 6(b) of the Plan.

"Effective Date" means April 23, 1998, the date the Plan originally became effective.  The Plan was subsequently amended as of March 15, 2005, February 21, 2006, October 23, 2008, and was amended and restated effective as of April 29, 2016.

"Election Form" means a form approved by the Committee pursuant to which a Non-Employee Director elects (i) a method of payment of Annual Retainer and whether payment will be deferred, and (ii) the timing of the conversion of Annual Stock Awards to Shares, in each case as provided herein.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value," on any date, means (i) if the Common Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

"Grant Date" has the meaning set forth in Section 8(a) of the Plan.

"Incentive Plan" means the Astec Industries, Inc. 2011 Incentive Plan, and any subsequent equity compensation plan approved by the shareholders and designated by the Board as the Incentive Plan for purposes of this Plan.

"Lead Director" means a Non-Employee Director who has been designated by the Board as the Lead Director.  The Lead Director shall have such duties as shall be assigned to him or her by the Board.

"Non-Employee Director" means a director of the Company who is not an employee of the Company or of any of its subsidiaries or affiliates.

"Non-Executive Chairman" means a Non-Employee Director who has been designated by the Board to serve as the Chairman of the Board.

"Participant" means any Non-Employee Director who is participating in the Plan.

"Payment Date" has the meaning set forth in Section 6(a) of the Plan.

"Plan" means this Astec Industries, Inc. Amended and Restated Non-Employee Directors Compensation Plan, as amended from time to time.

"Plan Year" means the approximate twelve-month periods between annual meetings of the shareholders of the Company, which for purposes of the Plan, is the period for which Annual Retainers and Supplemental Retainers are earned.

"Rule 16b-3" means Rule 16b-3, as amended from time to time, of the Securities and Exchange Commission as promulgated under the Exchange Act.

"RSU Deferral Termination Date" has the meaning set forth in Section 8(b) of the Plan.

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" means shares of Common Stock.

"Supplemental Annual Retainer" means a supplemental annual retainer payable by the Company to a Participant pursuant to Section 7 hereof for service as the Non-Executive Chairman, Lead Director, or chair or member of a committee of the Board, as such amount may be changed from time to time.

3. Administration.  The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee").  Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion with respect to the eligibility or selection of Non-Employee Directors to receive awards under the Plan, the number of Shares subject to any such awards or the time at which any such awards are to be granted.  The Committee's interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its shareholders and persons granted awards under the Plan.  The Committee may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Committee.  Notwithstanding the foregoing, the Board shall exercise any and all rights, duties and powers of the Committee under the Plan to the extent required by the applicable exemptive conditions of Rule 16b-3, as determined by the Board its sole discretion.

4. Shares Subject to Plan.

(a) Shares Issued in Payment of Annual Retainer.  From and after the Effective Date, subject to adjustment as provided in Section 9, the aggregate number of Shares reserved and available for issuance pursuant to awards granted in payment of Annual Retainers pursuant to Section 6 hereof (including deferred rights to receive Shares in the future) shall not exceed in the aggregate 200,000 Shares of Common Stock, which Shares may be authorized and unissued Shares or treasury Shares.

(b) Annual Stock Awards.  Annual Stock Awards granted pursuant to Section 8 hereof shall be issued under the Incentive Plan, subject to all of the terms and conditions of the Incentive Plan.  The terms contained in the Incentive Plan are incorporated into and made a part of this Plan with respect to Annual Stock Awards granted pursuant hereto, and such awards shall be governed by and construed in accordance with the Incentive Plan.  In the event of any actual or alleged conflict between the provisions of the Incentive Plan and the provisions of this Plan with respect to Annual Stock Awards, the provisions of the Incentive Plan shall be controlling and determinative.  This Plan does not constitute a separate source of shares for the grant of Annual Stock Awards.

5. Participants.  All active Non-Employee Directors shall be eligible to participate in the Plan.

6. Annual Retainer.

(a)  Payment of Annual Retainer.  Each Participant shall be paid an Annual Retainer for service as a director during each Plan Year.  The amount and form of payment of the Annual Retainer shall be established from time to time by the Committee.  Until changed by the Committee, the Annual Retainer shall be $50,000 per year, payable in cash; provided, however, that Participants may elect, pursuant to an irrevocable Election Form delivered to the Committee or the plan administrator prior to December 31 of the calendar year immediately preceding the applicable Plan Year, to receive the Annual Retainer for the applicable Plan Year wholly in Shares.  Unless and until changed by the Committee, the Annual Retainer shall be paid in four quarterly installments on the following dates during each Plan Year for service during the preceding three months (each, a "Payment Date"): July 31, October 31, January 31, and the day following the annual shareholders meeting that coincides with the end of the applicable Plan Year.  The number of Shares, if any, to be granted to a Participant on each Payment Date shall be determined by dividing $12,500 by the Fair Market Value of one share of Common Stock as of the last business day preceding the Payment Date, and rounding up to the nearest whole Share.  The Annual Retainer shall be payable beginning with the first quarter in which a Participant is a Non-Employee Director, and shall be paid on a pro rata basis for any partial quarter of service to reflect the actual number of days served in the quarter.

(b)  Election to Defer Annual Retainer.  A Participant who elects to receive Shares of Common Stock in payment of his or her Annual Retainer for a Plan Year may elect, pursuant to an irrevocable Election Form delivered to the Committee or the plan administrator on or prior to December 31 of the calendar year immediately preceding the applicable Plan Year, to defer the grant of such Shares until the earlier of (i) the Participant's termination of service as a director of the Company, or (ii) another designated date at least three years after the date of such deferral election (in either case, the "Deferral Termination Date").  Pursuant to this Election Form, the Participant will elect whether all of the deferred grant will be (a) granted within 30 days after the Deferral Termination Date or (b) granted in approximately equal annual installments of Shares over a period of two to ten years (as the Participant may elect) after the Deferral Termination Date, each such annual grant to be made within 30 days after the anniversary of the Deferral Termination Date.  The Participant will have no rights as a shareholder with respect to the deferred Shares, and the rights to such Shares will be unsecured.

If any dividends or other distributions are paid with respect to the Common Stock while the deferred Shares are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of Shares then deferred shall be converted into additional deferred Shares and credited to the Participant's account, based on the Fair Market Value of the Common Stock as of the date such dividends or distributions were payable, and such additional deferred Shares shall be subject to the same deferral terms as apply to the deferred Shares with respect to which they relate.

7. Supplemental Annual Retainer.  Any Participant who serves as the Non-Executive Chairman or as the Lead Director shall be paid a Supplemental Annual Retainer, payable in cash, as set forth below.  In addition, any Participant who serves as the chair of a committee of the Board (other than the Executive Committee) or who serves as a member of a committee of the Board (other than the Executive Committee) shall be paid a Supplemental Annual Retainer, payable in cash, as set forth below (for avoidance of doubt, the chair of a committee will not receive a Supplemental Annual Retainer for serving as a member of the committee). Such Supplemental Annual Retainer shall be paid on or as soon as practicable after the day following each annual shareholders meeting (and in any event no later than 30 days following the applicable annual shareholders meeting) in arrears for service during the immediately preceding Plan Year (and shall be paid on a pro rata basis for any partial year of service to reflect the actual number of days served during the Plan Year).  The amount of the Supplemental Retainer shall be established from time to time by the Committee. Until changed by the Committee, the Supplemental Retainer for a full Plan Year shall be as follows:

Service Description	Amount
Non-Executive Chairman	$30,000
Lead Director	$15,000

Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating and Governance Committee Chair	$10,000
Audit Committee member	$7,500
Compensation Committee member	$5,000
Nominating and Governance Committee member	$5,000

8. Annual Stock Award.

(a) Grant and Vesting of Annual Stock Award.  Subject to share availability under the Incentive Plan, on the day following each annual shareholders meeting (the "Grant Date"), each Participant then in service as a Non-Employee Director (including any Participant who was elected to the Board at such annual shareholders meeting) will be granted an award of restricted stock units ("RSUs") under the Incentive Plan ("Annual Stock Award").  The Annual Stock Award shall consist of a number of RSUs determined by dividing $65,000 by the Fair Market Value of one share of Common Stock as of the date of the annual shareholders meeting, and rounding up to the nearest whole Share.  The Annual Stock Award shall vest and convert to Shares on the day preceding the date of the next annual shareholders meeting following the Grant Date, subject to the Participant's continued service on the Board.  The RSUs will have no rights to dividends or distributions prior to their conversion to Shares.  Notwithstanding the foregoing, the Grant Date for the Annual Stock Awards to be granted in 2016 shall be June 6, 2016.

(b) Election to Defer Conversion of Annual Stock Award.  A Participant may elect, pursuant to an irrevocable Election Form delivered to the Committee or the plan administrator on or prior to December 31 of the calendar year immediately preceding the Grant Date of an Annual Stock Award, to defer the conversion of the RSUs to Shares until the earlier of (i) the Participant's termination of service as a director of the Company, or (ii) another designated date at least three years after the date of such deferral election (in either case, the "RSU Deferral Termination Date").  Pursuant to this Election Form, the Participant will elect whether all of the RSUs will be (a) converted to Shares within 30 days after the RSU Deferral Termination Date or (b) converted to Shares in approximately equal annual installments over a period of two to ten years (as the Participant may elect) after the RSU Deferral Termination Date, each such annual grant to be made within 30 days after the anniversary of the RSU Deferral Termination Date.

 9. Adjustments.

(a) Subject to Section 9(c) but notwithstanding any other term of this Plan, in the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limit under Section 4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and awards granted hereunder as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.  Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards granted hereunder; and (iii) any other adjustments that the Committee determines to be equitable.

(b) Subject to Section 9(c) but notwithstanding any other term of this Plan, in the event of any corporate transaction or event described in paragraph (a) which results in Shares being exchanged for or converted into cash, securities or other property (including securities of another corporation), all stock grants deferred under Section 6 shall become the right to receive such cash, securities or other property.

(c) The number of Shares finally granted under this Plan shall always be rounded to the next highest whole Share.

(d) Any decision of the Committee pursuant to the terms of this Section 9 shall be final, binding and conclusive upon the Participants, the Company and all other interested parties; provided, however, that to the extent required by the applicable exemptive conditions of Rule 16b-3, any such decision shall be subject to approval by the Board.

 10. Internal Revenue Code Section 409A.

(a) It is intended that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.  The Plan shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed.  Neither the Company, its affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.

(b) Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Internal Revenue Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan by reason of the occurrence the Participant's termination of service as a director, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such termination of service meet any description or definition of "separation from service" in Section 409A of the Internal Revenue Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified that is permissible under Section 409A of the Internal Revenue Code.  If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

11. Amendment.  The Committee may terminate or suspend the Plan at any time, without shareholder approval.  The Committee may amend the Plan at any time and for any reason without shareholder approval; provided, however, that the Committee may condition any amendment on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.  No termination, modification or amendment of the Plan may, without the consent of a Participant, adversely affect a Participant's rights under an award granted prior thereto.

12. Indemnification.  Each person who is or has been a member of the Committee or who otherwise participates in the administration or operation of this Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Committee, to defend the same at the Company's own expense before he or she undertakes to defend it on his or her own behalf.  This right of indemnification shall not be exclusive of any other rights of indemnification.

 The Committee and the Board may rely upon any information furnished by the Company, its public accountants and other experts.  No individual will have personal liability by reason of anything done or omitted to be done by the Company, the Committee or the Board in connection with the Plan.

13. Duration of the Plan.  The Plan shall remain in effect until terminated by the Committee.

14. Expenses of the Plan.  The expenses of administering the Plan shall be borne by the Company.

ASTEC INDUSTRIES, INC.

By:/s/ Stephen C. Anderson
Its:      Secretary